Exhibit 10.1

CalEthos Inc.

11753 Willard Avenue

Tustin, CA 92782

April 23, 2026

SFO IDF LLC

787 N. Palm Canyon Drive

Palm Springs, CA 92262

Attention: Chauncey Thompson

Dear Mr. Thompson:

Reference is made to (i) the outstanding promissory notes dated April 22, 2025, July 22 205 and December 15, 2025 of CalEthos Inc. (the “Company”) in the principal amounts of $250,000, $500,000 and $250,000, respectively (the “Outstanding Notes”), issued to and currently held by SFO IDF LLC (“SFO IDF”) and (ii) the Confidential Letter Of Intent For Joint Venture and Data Center Campus Co-Development dated April 13, 2026 (the “JVLOI”) between the Company and GW Finance, LLC (“GW Finance”), a copy of which is annexed hereto as Annex A, relating to the joint development by the Company and GW Finance of a proposed 524-acre data center campus to be known as the Raft River Data Center Campus (the “Campus”) .

This letter will confirm the understanding and agreement of the Company and SFO IDF as to the following matters:

1.	On the date hereof, SFO IDF shall make a loan to the Company in the amount of $15,000,000, in consideration for which the Company shall issue to SFO IDF (i) a promissory note of the Company (the “Note”), substantially in the form and having the terms as set forth in the form of promissory note annexed hereto as Annex B, in the principal amount of $15,000,000 and (ii) a warrant of the Company (the “Warrant”), substantially in the form and having the terms as set forth in the form of warrant annexed hereto as Annex C to purchase 5,000,000 shares of common stock for a purchase price of $0.50 per share, each to be delivered by the Company to SFO IDF on the date hereof. The proceeds of such loan shall be used by the Company primarily for the purposes on enabling the Company to carry out its obligations under a joint venture and co-development agreement to be entered into by the Company and GW Finance, or affiliates thereof, on the basis of the terms agreed upon by such parties in the JVLOI, including, without limitation, for the purpose of purchasing a certificate of deposit in the amount of approximately $6,000,000 to be posted by the Company or a subsidiary thereof to secure a performance letter of credit in such amount to be delivered by the Company to Tenaska Marketing Ventures, a Nebraska general partnership (“TMV”), pursuant to the terms of the Letter Agreement dated as of April 14, 2026 between the Company, and TVM.

2.	On the date hereof, the Company and SFO IDF shall restructure the amounts due and payable by the Company to SFO IDF under, and pursuant to, the Outstanding Notes as of the date hereof by cancelling the Outstanding Notes on the date hereof and, in consideration of such cancellation, (i) adding $1,000,000 of additional principal to the Note to be delivered by the Company to SFO IDF on the date hereof, and (ii) adding 1,000,000 shares of common stock of the Company to the Warrant to be delivered by the Company to SFO IDF on the date hereof. As a result of such cancellation of the Outstanding Notes, (a) the Note delivered by the Company on the date hereof to SFO IDF will be in the principal amount of $16,000,000 and (b) the Warrant delivered by the Company on the date hereof to SFO IDF will be for the purchase of 6,000,000 shares of common stock. From and after the date hereof, the Company shall have no further obligations under the Outstanding Notes.

3.	As additional consideration for the $15,000,000 loan to be made by SFO IDF to the Company pursuant to Section 1 above, the Company will pay to SFO IDF within five (5) business days of its receipt thereof, all amounts received by the Company or any affiliate thereof from the sale or lease by RRDC (as defined in the JVLOI) of any Phase 1 construction-ready building site or parcel to a data center off-taker (a company that will purchase one or all of the available parcels of RRDC for the purpose of constructing a data center) in Phase I of the Campus. As contemplated by the JVLOI, the Company or its affiliate is expected to receive fifty percent (50%) of the net proceeds from any such sale or lease.

4.	It is contemplated by the JCLOI that construction-ready sites or parcels of RRDC will sell or lease for approximately $250,000 per MW on the first 300 megawatts (MW) of power to be supplied by the Company to its data center off-takers, which would result in net proceeds to the Company or its affiliates of approximately $37,500,000 (50% of $75,000,000). If construction-ready sites sell for more than $250,000 per MW, SFO IDF shall be entitled to 50% of whatever the net sale proceeds of construction-ready sites are, without any limitations.

5.	If the aggregate payments to SFO IDF from the sale or lease of Phase I construction-ready building sites pursuant to Section 3 above is less than $37,500,000, then the Company shall pay to SFO IDF over the two-year period commencing on the date of the final sale or lease of a Phase 1 construction-ready building site(s) a percentage of the net income received by the Company or its affiliates from Campus Site Services (power, water, sewer, fiber or other services) provided by the Company or its affiliates to data center off-takers until SFO IDF has received in the aggregate $37,500,000 from the RRDC project. The Company and SFO IDF shall negotiate in good faith the source(s) of such additional payments and the percentage(s) of the Company’s net income from each such source that shall be paid to SFO IDF.

6.	If the Company shall develop Phase 2 or Phase 3 of the Campus, the Company shall pay to SFO IDF an amount equal to $10,000,000 per 300MW of construction-ready building sites sold or leased in such Phase 2 or Phase 3, or a pro rata percentage of that amount for any such powered building site that is powered in an amount less than 300MW.

If the foregoing accurately sets forth the understanding and agreement of the Company and SFO IDF as to the matters set forth above, please execute a copy of this letter where required below and return an executed copy to the undersigned.

Very truly yours,

CalEthos Inc.

By:	/s/ Joel D. Stone
Joel D. Stone
Chief Executive Officer

Acknowledged and Agreed this

23rd day of April, 2026

SFO IDF LLC

By:	/s/ Chauncey Thompson
Name:	Chauncey Thompson
Title: